Exhibit 99.1

Wednesday, October 13, 2004, 9:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ROBERT G. PARTRIDGE NAMED ISOLAGEN’S VICE PRESIDENT GLOBAL MARKETING AND COMMUNICATIONS

Former Aventis Director with Dermik Brings 21 Years of Experience in Pharmaceutical Marketing, Public Relations and Investor Relations

HOUSTON – (PRNewswire) – October 13, 2004 – Isolagen, Inc.  (AMEX: ILE) has announced that its Board of Directors appointed Robert G. Partridge as Vice President, Global Marketing and Communications. Over the course of 21 years in the pharmaceutical industry, Mr. Partridge has held positions in sales, market research and brand management.  He also has extensive experience in public relations and communications.

“Rob Partridge has worked on the pre-launch and launch phases of several flagship products in our industry, including Lovenox(1) and Taxotere(1). We are pleased to be able to add Mr. Partridge’s experience in building brand awareness and consumer confidence to Isolagen,” said Bob Bitterman, Isolagen’s President and CEO. “As Vice President of Global Marketing and Communications, Mr. Partridge will be responsible for Isolagen’s worldwide marketing efforts, investor relations, and public relations, as well as internal communications.”

(1)   these are registered trademarks of Sanofi-Aventis Pharmaceuticals, Inc.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The Company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:

Robert G. Partridge, VP Global Marketing and Communication – (484) 875-3099

Jeffrey W. Tomz, Chief Financial Officer and Secretary – (713) 780-4754

Kate McNeil, Investors Contact, Investor Relations Group – (212) 825-3210

John Nesbett, Investors Contact, Investor Relations Group – (212) 825-3210